Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors of InterXion Holding N.V.:

We consent to the incorporation by reference in the registration statements (No. 333-196447, No. 333-175099, and No. 333-218364) on Form S-8 of InterXion Holding N.V. of our reports dated April 30, 2018, with respect to the consolidated statements of financial position of InterXion Holding N.V. as of December 31, 2017, 2016, and 2015, and the related consolidated income statements and consolidated statements of comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 20-F of InterXion Holding N.V.

Our report dated April 30, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that InterXion Holding N.V. did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the design of internal controls relating to technical accounting of share-based payments was not effective.

Also, our report dated April 30, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, contains an explanatory paragraph that states that InterXion Holding N.V. acquired Vancis B.V., subsequent to the acquisition renamed to InterXion Science Park B.V, on February 24, 2017, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, InterXion Science Park’s internal control over financial reporting associated with approximately 1.2% of consolidated total assets as of December 31, 2017, and approximately 1.3% of consolidated revenues in the consolidated financial statements of the Company as of and for the year ended December 31, 2017. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of InterXion Science Park.

/s/ KPMG Accountants N.V.

Amstelveen, The Netherlands

April 30, 2018